News Release
EXHIBIT 99.1

SM ENERGY’S LENDER GROUP UNANIMOUSLY REAFFIRMS BORROWING BASE AND APPROVES AMENDMENT TO CREDIT AGREEMENT

DENVER, CO October 16, 2025 - SM Energy Company (the “Company”) (NYSE: SM) today announced the completion of its semi-annual borrowing base redetermination under its reserves-based revolving credit facility. In connection with the redetermination, the lender group reaffirmed the borrowing base at $3.0 billion and the elected commitment amount remained unchanged at $2.0 billion.
The Company also announced an amendment to its existing Credit Agreement, which replaces the prior springing maturity provision with a more flexible structure based on short-term debt and borrowing availability.
Executive Vice President and Chief Financial Officer Wade Pursell commented: “We’re pleased with the reaffirmed borrowing base and unchanged commitment levels, which—alongside the amended terms—reflect our banking partners’ continued trust in SM Energy’s disciplined strategy and financial strength."
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the states of Texas and Utah. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at http://www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Pat Lytle, plytle@sm-energy.com, 303-864-2502
Meghan Dack, mdack@sm-energy.com, 303-837-2426

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